Exhibit 99.1

Earle M. Jorgensen	10650 Alameda Street
Company	Lynwood, CA 90262

Tel: 323-567-1122

News Release

FOR IMMEDIATE RELEASE

Earle M. Jorgensen Company Announces Senior Management Changes

Lynwood, Calif., Jan 17, 2006. Earle M. Jorgensen Company (NYSE: JOR) announced today that, in accordance with its senior management succession plan, R Neil McCaffery, 56, Executive Vice President has been elected President and Chief Operating Officer of the Company effective immediately. Maurice S. Nelson, Jr. 68, formerly Chief Executive Officer, President and Chief Operating Officer will remain as Chief Executive Officer of the Company.

“This announcement marks a very deliberate step in the Company’s succession plan that the Board and I have been working on for some time. Our Company has a very solid management structure of long-serving individuals, and Neil is no exception, having been with the Company for more than 35 years rising through increasing levels of responsibility across a number of our operations. Neil and I have worked together throughout my nine year tenure at the Company and no one is better prepared or more capable of assuming the roles of President and COO,” said Mr. Nelson.

Further management changes forming part of the overall succession plan were also announced. Also, immediately effective, James D. Hoffman, currently Vice President, is promoted to Executive Vice President; Darrell Steiner, currently District Manager for Kansas City, MO and the Quad Cities, IA will assume responsibility for our St. Louis operations; Mr. Edward King, currently District Manager for St. Louis, MO becomes District Manager for Cleveland, OH including the Company’s plate operations and its Rochester, NY satellite; and Stephen Ghoens, currently District Manager of the Company’s operation in Philadelphia, PA will assume the additional responsibility of District Manager for the Company’s operation in Boston, MA.

About Earle M. Jorgensen Company

Earle M. Jorgensen Company is one of the largest distributors of metal products in North America with 39 service and processing centers. The Company inventories more than 25,000 different bar, tubing, plate, and various other metal products, specializing in cold finished carbon and alloy bars, mechanical tubing, stainless bars and shapes, aluminum bars, shapes and tubes, and hot-rolled carbon and alloy bars.

Forward-Looking Statements

Any forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, contained in this press release are subject to risks, uncertainties and other factors, such as the cyclicality of the metals industry and the industries that purchase our products, fluctuations in metals prices, risks associated with the implementation of new technology, general economic conditions, competition in the metals service center industry and our ability to satisfy our “on-time or free” delivery guarantee. Actual events or results may differ materially from expectations due to these risks, uncertainties and other factors. These factors and additional information are included in Earle M. Jorgensen Company’s filings with the Securities and Exchange Commission. In particular, we refer you to Earle M. Jorgensen Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2005, filed with the Securities and Exchange

Commission on June 29, 2005. You should be aware that we do not plan to update these forward-looking statements, whether as a result of new information, future events, or otherwise unless required by law.

JORG

Investor Contacts:
Earle M. Jorgensen Company William S. Johnson, 323-923-6124 Fax: 323-567-1034

or

CCG Investor Relations:

Mark Collinson, 310-231-8600 Ext. 117

Fax: 310-231-8663